Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Third Quarter 2024 Financial Results

•	Third quarter 2024 total revenues of $15.26 million, up 23.0% from third quarter 2023

•	Third quarter 2024 net income of $1.44 million, or diluted earnings per share of $0.03, versus net income of $1.10 million, or diluted earnings per share of $0.02 for third quarter 2023

•	Third quarter 2024 Adjusted EBITDA of $2.83 million, up 20.6% from $2.35 million for third quarter 2023, while diluted Adjusted EBITDA per share was $0.05 versus $0.04 for third quarter 2023[1]

•	Exited the quarter with 478 plasma centers, contributing to a 3.4% increase in plasma revenue versus the same period last year

•	Exited the quarter with 66 active patient affordability programs, leading to a 219.1% increase in pharma patient affordability revenue over the same period last year

•	Exited the quarter with $10.29 million of unrestricted cash and zero debt

•	Third quarter 2024 gross dollar load volume was up 1.8% compared to third quarter 2023

•	Third quarter 2024 gross spend volume was up 0.4% compared to third quarter 2023

•	Third quarter 2024 average revenue per plasma center per month of $7,991, down slightly from $8,041 for third quarter 2023

•	Third quarter 2024 patient affordability claim volume increased 429.6%, versus third quarter 2023

1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – November 5, 2024 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the third quarter 2024.

“We are pleased to report strong third-quarter results, achieving 23.0% revenue growth and a 20.6% increase in adjusted EBITDA,” said Mark Newcomer, President & CEO of Paysign. “Revenue from patient affordability programs rose by 219.1% year-over-year, and we ended the quarter with 66 active programs. Gross margins also saw a strong improvement, increasing by 440 basis points to 55.5% compared to third quarter 2023, driven by growth in our higher-margin patient affordability programs. We expect this upward trend to continue. Our patient affordability pipeline remains highly robust as we add new customers, new programs, expand programs and maintain strong relationships with some of the world’s leading pharmaceutical companies, further affirming their confidence in our offerings. We are focused on identifying and leveraging additional high-growth opportunities in the payments sector to expand our current product portfolio. As always, we are committed to growing our company and maximizing long-term shareholder value.”

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Quarterly Results

The following additional details are provided to aid in understanding Paysign’s third quarter 2024 results versus the year-ago period:

•	Total revenues increased 23.0%, or $2.86 million. The increase was attributable to the following factors:

o	Plasma revenue increased $378 thousand, or 3.4%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards, offset by a slight decline in the average monthly revenue per center of $7,991 versus $8,041 during the same period last year. This period was impacted by center closures resulting from adverse weather conditions and employment shortages. We added one net new plasma location during the quarter, exiting the quarter with 478 centers.
o	Pharma patient affordability revenue increased $2.25 million, or 219.1%, primarily due to the growth and launch of new pharma patient affordability programs. We added five net new patient affordability programs throughout the third quarter, exiting with 66 active programs.
o	Other revenue increased by $230 thousand, or 73.5%, primarily due to the growth in our payroll business and the growth and launch of new prepaid disbursement programs.

•	Cost of revenues increased 11.8%, or $715 thousand. Cost of revenues is comprised of transaction processing fees, data connectivity fees, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup, fraud charges and sales and commission expense. The quarter-over-quarter increase in cost of revenues was primarily due to an increase in customer service expenses associated with wage inflation pressures and the overall growth in our business, an increase in cardholder usage activity and associated network expenses such as interchange and ATM costs, an increase in third-party program management associated with our pharma revenue, an increase in sales commissions related to the growth in our pharma patient affordability business and an increase in fraud losses.
•	Gross profit increased by $2.14 million, or 33.8%, primarily due to increased plasma and pharma patient affordability revenue. Our gross profit margin increased to 55.5% versus 51.1% in the prior year, an increase of 440 basis points, primarily due to a greater revenue contribution from our patient affordability business (21.5% versus 8.3%).
•	Selling, general and administrative expenses (SG&A) increased by $1.52 million, or 32.4%, and consisted primarily of an increase in (i) compensation and benefits of approximately $1.82 million due to continued hiring to support the company’s growth, a tight labor market and increased benefit costs; (ii) technologies and telecom of approximately $279 thousand primarily related to ongoing platform security investments; and (iii) all other operating expenses of approximately $16 thousand. This increase was offset by a decrease in stock compensation of approximately $136 thousand and a $459 thousand increase in the amount of capitalized platform development costs. We exited the quarter with 164 employees versus 112 employees at the end of the same period last year.
•	Depreciation and amortization expense increased by $520 thousand, or 49.8%, due mainly to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $185 thousand primarily related to an increase in interest income resulting from higher average cash balances.
•	The effective tax rate for the quarter was based on the company’s forecasted annualized effective tax rate and was adjusted for discrete items. The quarter over quarter change is primarily due to changes to the company’s valuation allowance recorded on its net deferred tax assets and tax benefits related to stock-based compensation. The effective tax rate was 3.6% versus 8.7% compared to the same period last year.
•	Net income of $1.44 million, or $0.03 per diluted share, improved by $336 thousand compared to net income of $1.10 million, or $0.02 per diluted share, during the same period in the prior year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $620 thousand, or 37.9%, to $2.26 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $484 thousand, or 20.6%, to $2.83 million, or $0.05 per diluted share, due to the factors mentioned above.

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Third Quarter 2024 Milestones

•	Exited the quarter with approximately 7.1 million cardholders and approximately 640 programs.
•	Quarter-over-quarter revenue increased 23.0%.
•	Plasma revenue increased 3.4%.
•	Pharma patient affordability revenue increased 219.1%.
•	Added one net new plasma donation center, ending the quarter with 478 centers.
•	Added five net new pharma patient affordability programs, ending the quarter with 66 active programs.
•	Restricted cash balances increased 8.6% from December 31, 2023, to $100.27 million, primarily due to increased growth in customer programs.

Balance Sheet at September 30, 2024

The company’s cashflows increased $1.21 million from December 31, 2023, largely related to the growth of existing customer programs and the launch of new customer programs.

Unrestricted cash decreased $6.70 million to $10.29 million from December 31, 2023. The decrease resulted primarily from payment timing on December 31, 2023 pass-through claim reimbursement receivables and related payables associated with our patient affordability business in the amount of $6.92 million.

Restricted cash increased $7.92 million to $100.27 million from December 31, 2023, primarily related to customer program deposits for our plasma and pharma customers of $8.47 million, offset by a decrease in funds on card of $556 thousand. Restricted cash are funds used for customer card funding and pharmaceutical claim reimbursements with a corresponding offset under current liabilities.

2024 Outlook

“We executed on another positive quarter with year-over-year quarterly revenues increasing 23.0% to $15.26 million and adjusted EBITDA increasing 20.6% to $2.83 million as our pharma patient affordability business continued its growth momentum. Pharma patient affordability revenue equated to 21.5% of total revenues, up from 8.3% of total revenues for the same quarterly period last year. We exited the quarter with 478 plasma centers and 66 pharma patient affordability programs, an increase of 14 and 23, respectively, since the end of 2023.

Full-year 2024, pharma patient affordability revenue is on track to equal approximately 20.0% of total revenues. Despite headwinds in our plasma business related to difficult weather conditions, employment conditions and a slowdown in spending by cardholders, we still experienced growth this quarter of 3.4% when compared to the same period in the prior year,” said Jeff Baker, Paysign CFO.

“The only update to the guidance that we provided during our second-quarter conference call relates to legal fees that we expect to expense during the fourth quarter related to the settlement of our class action and derivative lawsuits as further disclosed in our 10-Q that will be released prior to the market opening tomorrow. This expense was not anticipated at the time we provided financial guidance but we still anticipate our operating results to be within the ranges we provided despite this one-time expense. To reiterate, we expect total revenues to be in the range of $56.5 million to $58.5 million, and adjusted EBITDA to be in the range of $9.0 million to $10.0 million (15.0% to 17.0% of total revenues), or $0.16 to $0.18 per fully diluted share,” Baker concluded.

Third Quarter 2024 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time on Tuesday November 5, 2024, to discuss its third quarter 2024 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until February 5, 2025, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13749532.

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Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our expectation for the trend of increased gross margins to continue for the foreseeable future; our belief that we are making inroads in payment solutions outside of plasma compensation and patient affordability, as evidenced by an increase in other revenue, as we continue focus on exploiting additional high-growth opportunities in the payments space; our belief that we will remain on our current trajectory across our current businesses; our continued commitment to growing our company and maximizing long term shareholder value; our belief that full-year 2024 pharma patient affordability revenue is on track to equal approximately 20.0% of total revenues; our only update to the guidance that we provided during our second-quarter conference call related to legal fees that we expect to expense during the fourth quarter related to the settlement of our class action and derivative lawsuits; our expectation that our operating results will be within the ranges we provided despite this one-time expense; and our expectation for total revenues, adjusted EBITDA and adjusted EBITDA per diluted share. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2023. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company’s commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors ir@paysign.com	Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Plasma industry	$11,439,534	$11,061,712	$33,080,830	$30,436,240
Pharma industry	3,274,888	1,026,270	8,338,433	2,345,068
Other	542,009	312,343	1,358,841	803,358
Total revenues	15,256,431	12,400,325	42,778,104	33,584,666

Cost of revenues	6,783,117	6,068,207	19,779,776	16,589,139

Gross profit	8,473,314	6,332,118	22,998,328	16,995,527

Operating expenses
Selling, general and administrative	6,217,844	4,696,509	18,149,506	14,946,584
Depreciation and amortization	1,565,621	1,045,177	4,291,648	2,848,194
Total operating expenses	7,783,465	5,741,686	22,441,154	17,794,778

Income (loss) from operations	689,849	590,432	557,174	(799,251)

Other income
Interest income, net	800,715	615,324	2,345,416	1,800,388

Income before income tax provision	1,490,564	1,205,756	2,902,590	1,001,137
Income tax provision	53,727	105,152	459,555	164,819

Net income	$1,436,837	$1,100,604	$2,443,035	$836,318

Net income per share
Basic	$0.03	$0.02	$0.05	$0.02
Diluted	$0.03	$0.02	$0.04	$0.02

Weighted average common shares
Basic	53,450,613	52,548,101	53,102,454	52,404,049
Diluted	56,051,960	53,484,674	55,613,026	54,286,492

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2024 (Unaudited)	December 31, 2023 (Audited)
ASSETS
Current assets
Cash	$10,293,207	$16,994,705
Restricted cash	100,272,166	92,356,308
Accounts receivable, net	32,796,871	16,222,341
Other receivables	1,736,387	1,585,983
Prepaid expenses and other current assets	2,400,674	2,020,781
Total current assets	147,499,305	129,180,118

Fixed assets, net	1,138,492	1,089,649
Intangible assets, net	11,561,703	8,814,327
Operating lease right-of-use asset	2,900,611	3,215,025
Deferred tax asset, net	3,873,953	4,299,730

Total assets	$166,974,064	$146,598,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$35,349,723	$26,517,567
Operating lease liability, current portion	424,366	383,699
Customer card funding	100,091,865	92,282,124
Total current liabilities	135,865,954	119,183,390

Operating lease liability, long-term portion	2,601,801	2,928,078

Total liabilities	138,467,755	122,111,468

Stockholders’ equity
Common stock; $0.001 par value; 150,000,000 shares authorized, 54,324,382 and 53,452,382 issued at September 30, 2024 and December 31, 2023, respectively	54,324	53,452
Additional paid-in capital	23,935,238	21,999,722
Treasury stock at cost, 798,008 and 698,008 shares, respectively	(1,638,379)	(1,277,884)
Retained earnings	6,155,126	3,712,091
Total stockholders’ equity	28,506,309	24,487,381

Total liabilities and stockholders’ equity	$166,974,064	$146,598,849

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income or net income as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$1,436,837	$1,100,604	$2,443,035	$836,318
Income tax provision	53,727	105,152	459,555	164,819
Interest income, net	(800,715)	(615,324)	(2,345,416)	(1,800,388)
Depreciation and amortization	1,565,621	1,045,177	4,291,648	2,848,194
EBITDA	2,255,470	1,635,609	4,848,822	2,048,943
Stock-based compensation	573,499	709,750	1,907,588	2,158,420
Adjusted EBITDA	$2,828,969	$2,345,359	$6,756,410	$4,207,363

Adjusted EBITDA per share
Basic	$0.05	$0.04	$0.13	$0.08
Diluted	$0.05	$0.04	$0.12	$0.08

Weighted average common shares
Basic	53,450,613	52,548,101	53,102,454	52,404,049
Diluted	56,051,960	53,484,674	55,613,026	54,286,492

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